EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Scott Schweinfurth	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500
847/785-3760	wms@jcir.com
sschweinfurth@wmsgaming.com

WMS INDUSTRIES ANNOUNCES THE CLOSING OF OVER ALLOTMENT OPTION FOR
ADDITIONAL $15 MILLION OF 2.75% CONVERTIBLE SUBORDINATED NOTES

Waukegan, IL – July 3, 2003 – WMS Industries Inc. (NYSE:WMS) announced today the closing of the over allotment option of an additional $15 million of convertible subordinated notes due 2010. The Notes, consisting of an initial $100 million and now an additional $15 million, were sold in a private offering under Rule 144A to qualified institutional buyers. This increases the total offering to $115 million from $100 million, which was priced and announced on June 20, 2003. The closing of the initial $100 million of notes occurred on June 25, 2003. This second closing reflects the sale of $15 million of notes upon the exercise of the over allotment option granted to the Initial Purchaser.

As previously announced, the net proceeds of the offering will be used for working capital, capital expenditures and other general corporate purposes, which may include acquisitions and repurchases of shares of the Company’s common stock under the Company’s existing share buyback program. Also as previously announced, as a result of completing the offering, the share buyback program was increased by $15 million.

The notes were offered and sold in the United States under Rule 144A only to qualified institutional buyers. Neither the notes to be offered nor the shares of common stock issuable upon conversion have been registered under the Securities Act of 1933, as amended, or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

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WMS Industries announces closing on offering	page 2

This press release contains forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties as more fully described under “Item 1. Business-Risk Factors” in the Company’s Annual Report on Form 10-K. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on factors, including, but not limited to: the expansion of legalized gaming into new markets; the development, introduction and success of new games and new technologies; the ability to maintain the scheduling of these introductions; the occurrence of software anomalies that affect the Company’s games; the ability of the Company to implement its technology improvement plan; and the ability of the Company to qualify for and maintain gaming licenses and approvals. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.

WMS Industries Inc. is engaged in the design, manufacture, sale and lease of gaming machines and video lottery terminals.

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